PARENT GUARANTY

                        This Supplemental Indenture, dated as of February 20, 2004 (this “Supplemental Indenture” or “Parent Guaranty”), among Buffets Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), Buffets, Inc., a Minnesota corporation (the “Company”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

                        WHEREAS, the Company has heretofore executed and delivered to the Senior Subordinated Note Trustee an indenture (the “Senior Subordinated Note Indenture”), dated as of June 28, 2002, providing for the issuance of an aggregate principal amount of $230,000,000 of 11 ¼% Senior Subordinated Notes due 2010 (the “Securities”);

                        WHEREAS, Section 4.11 of the Indenture provides that the Company is required to cause Parent to execute and deliver to the Trustee a Guaranty Agreement pursuant to which it will guarantee payment of the securities on the same terms and conditions as those set forth in the Indenture in the event that Parent Guarantees certain Indebtedness of the Company

                        WHEREAS, the Company has entered into, and the Parent Guarantor has Guaranteed Indebtedness to be Incurred by the Company under, the Amendment Agreement, dated as of February 20, 2004, to the Credit Agreement dated as of July 28, 2002 among the Company, the Parent Guarantor, the Subsidiaries identified on Annex I thereto, the lenders party thereto and Credit Suisse First Boston, acting through its Cayman Islands branch, as administrative agent;

                        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Securityholder (as defined therein); and

                        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

ARTICLE I

Definitions

                        Section 1.1      Defined Terms. As used in this Parent Guaranty, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Parent Guaranty shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Parent Guaranty

                        Section 2.1      Guaranties. The Parent Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Parent Guarantor and that the Parent Guarantor will remain bound under this Article II notwithstanding any extension or renewal of any Guaranteed Obligation.

                        The Parent Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Parent Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of the Parent Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 2.06, any change in the ownership of the Parent Guarantor.

                        The Parent Guarantor further agrees that its Parent Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

                        This Parent Guaranty is, to the extent and in the manner set forth in Article III, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Senior Indebtedness of the Parent Guarantor and is made subject to such provisions of the Indenture.

                        Except as expressly set forth in Section 8.01(b) of the Indenture and Section 2.02 and 2.06 herein, the obligations of the Parent Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent Guarantor or would otherwise operate as a discharge of the Parent Guarantor as a matter of law or equity.

                        The Parent Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

                        In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Parent Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

                        The Parent Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations and all obligations to which the Guaranteed Obligations are subordinated as provided in Article III. The Parent Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 of the Indenture for the purposes of this Parent Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor for the purposes of this Section.

                        The Parent Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

                        Section 2.2      Limitation on Liability. Any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Parent Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to the Parent Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

                        Section 2.3      Successors and Assigns. This Article II shall be binding upon the Parent Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

                        Section 2.4      No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article II shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article II at law, in equity, by statute or otherwise.

                        Section 2.5      Modification. No modification, amendment or waiver of any provision of this Article II, nor the consent to any departure by the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Parent Guarantor in any case shall entitle the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

                        Section 2.6      Release of Parent Guarantor. Upon (i) the sale or other disposition (including by way of consolidation or merger) of the Parent Guarantor, (ii) upon the sale or other disposition of all or substantially all the assets of the Parent Guarantor (in the case of clauses (i) and (ii), other than a sale or disposition to the Company or an Affiliate of the Company), (iii) the designation of the Parent Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture; or at such time as the Parent Guarantor (A) no longer Guarantees any other Indebtedness of the Company or another Parent Guarantor and (B) has no outstanding Indebtedness for borrowed money, the Parent Guarantor shall be deemed released from all obligations under this Article II without any further action required on the part of the Trustee or any Holder. At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

                        Section 2.7      Contribution from Subsidiary Guarantors. If the Parent Guarantor makes a payment under its Parent Guaranty, it shall be entitled to a contribution from each Subsidiary Guarantor in an amount equal to such Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of the Parent Guarantor and of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE III

Subordination

                        Section 3.1      Agreement To Subordinate. The Parent Guarantor agrees, and each Securityholder by accepting a Security agrees, that the Indebtedness evidenced by this Parent Guaranty is subordinated in right of payment, to the extent and in the manner provided in this Article III, to the prior payment of all Senior Indebtedness of the Parent Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Guaranteed Obligations of the Parent Guarantor shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Parent Guarantor and only Senior Indebtedness of the Parent Guarantor (including the Parent Guarantor’s Guaranty of Senior Indebtedness of the Company) shall rank senior to the Guaranteed Obligations of the Parent Guarantor in accordance with the provisions set forth herein.

                        Section 3.2      Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Parent Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of the Parent Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Parent Guarantor or its property:

                        (1)   holders of Senior Indebtedness of the Parent Guarantor shall be entitled to receive payment in full in cash of such Senior Indebtedness before Securityholders shall be entitled to receive any payment pursuant to this Parent Guaranty; and

                        (2)   until the Senior Indebtedness of the Parent Guarantor is paid in full in cash, any payment or distribution to which Securityholders would be entitled but for this Article III shall be made to holders of such Senior Indebtedness as their interests may appear, except that Securityholders may receive shares of Capital Stock and any debt securities of the Parent Guarantor that are subordinated to such Senior Indebtedness to at least the same extent as Parent Guaranty.

                        Section 3.3      Default on Senior Indebtedness of Parent Guarantor. No Parent Guarantor shall make any payments on its Parent Guaranty or purchase, redeem or otherwise retire or defease any Securities or other Guaranteed Obligations (collectively, “pay its Parent Guaranty”) if either of the following (a “Payment Default”) occurs (1) any Designated Senior Indebtedness of the Parent Guarantor is not paid in full in cash when due; or (2) any other default on Designated Senior Indebtedness of the Parent Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms; unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the Parent Guarantor shall be entitled to pay its Parent Guaranty without regard to the foregoing if the Parent Guarantor and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness of the Parent Guarantor with respect to which the Payment Default has occurred and is continuing.

                        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Parent Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Parent Guarantor shall not pay its Parent Guaranty for a period (a “Guaranty Payment Blockage Period”) commencing upon the receipt by the Trustee of (with a copy to the Parent Guarantor) written notice (a “Guaranty Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Guaranty Payment Blockage Period and ending 179 days thereafter. The Guaranty Payment Blockage Period shall end earlier if such Guaranty Payment Blockage Period is terminated (1) by written notice to the Trustee and the Parent Guarantor from the Person or Persons who gave such Guaranty Blockage Notice; (2) because the default giving rise to such Guaranty Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

                        Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Indebtedness giving such Guaranty Blockage Notice or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness, the Parent Guarantor shall be entitled to resume payments pursuant to its Parent Guaranty after termination of such Guaranty Payment Blockage Period. The Parent Guarantor shall not be subject to more than one Guaranty Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Parent Guarantor during such period ; provided, however, that if any Guaranty Blockage Notice within such 360-day period is delivered to the Trustee by or on behalf of any holders of Designated Senior Indebtedness of the Parent Guarantor (other than the Bank Indebtedness), the Representative of holders of the Bank Indebtedness shall be entitled to give another Guaranty Blockage Notice within such period; provided further, however, that in no event shall the total number of days during which any Guaranty Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-consecutive-day period and there must be 181 days during any 360-day consecutive period during which no Guaranty Payment Blockage Period is in effect. For purposes of this Section, no default or event of default which existed or was continuing on the date of the commencement of any Guaranty Payment Blockage Period with respect to the Designated Senior Indebtedness of the Parent Guarantor initiating such Guaranty Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Guaranty Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

                        Section 3.4      Demand for Payment. If a demand for payment is made on the Parent Guarantor pursuant to Article II, the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Parent Guarantor (or their Representatives) of such demand. If any Designated Senior Indebtedness of the Parent Guarantor is outstanding, the Parent Guarantor shall not make payments on the Parent Guaranty until five Business Days after the Representatives of all the issues of such Designated Senior Indebtedness receive notice of such demand and, thereafter, the Parent Guarantor may make payments on the Parent Guaranty only if the Indenture otherwise permits such payment at that time.

                        Section 3.5      When Distribution Must Be Paid Over. If a distribution is made to Securityholders that because of this Article III should not have been made to them, the Securityholders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Parent Guarantor and pay it over to them or their Representatives as their interests may appear.

                        Section 3.6      Subrogation. After all Senior Indebtedness of the Parent Guarantor is paid in full and until the Securities are paid in full, Securityholders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to Senior Indebtedness of the Parent Guarantor. A distribution made under this Article III to holders of such Senior Indebtedness which otherwise would have been made to Securityholders is not, as between the Parent Guarantor and Securityholders, a payment by the Parent Guarantor on such Senior Indebtedness.

                        Section 3.7      Relative Rights. This Article III defines the relative rights of Securityholders and holders of Senior Indebtedness of the Parent Guarantor. Nothing in the Indenture shall:

                        (1)   impair, as between the Parent Guarantor and Securityholders, the obligation of the Parent Guarantor, which is absolute and unconditional, to pay its Parent Guaranty to the extent set forth in Article II; or

                        (2)   prevent the Trustee or any Securityholder from exercising its available remedies upon a default by the Parent Guarantor under its Parent Guaranty, subject to the rights of holders of Senior Indebtedness of the Parent Guarantor to receive distributions otherwise payable to Securityholders.

                        Section 3.8      Subordination May Not Be Impaired by the Parent Guarantor. No right of any holder of Senior Indebtedness of the Parent Guarantor to enforce the subordination of this Parent Guaranty shall be impaired by any act or failure to act by the Parent Guarantor or by its failure to comply with the Indenture.

                        Section 3.9      Rights of Trustee and Paying Agent. Notwithstanding Section 3.03, the Trustee or Paying Agent shall continue to make payments on the Parent Guaranty and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives written notice satisfactory to it that such payments are prohibited by this Article III. The Company, the Parent Guarantor, a Subsidiary Guarantor, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of the Parent Guarantor shall be entitled to give the notice; provided, however, that, if an issue of Senior Indebtedness of the Parent Guarantor has a Representative, only the Representative shall be entitled to give the notice.

                        The Trustee in its individual or any other capacity shall be entitled to hold Senior Indebtedness of the Parent Guarantor with the same rights it would have if it were not the Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article III with respect to any Senior Indebtedness of the Parent Guarantor which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article 7 of the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article III shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 of the Indenture.

                        Section 3.10      Distribution or Notice to Representative. Whenever any Person is to make a distribution or give a notice to holders of Senior Indebtedness of the Parent Guarantor, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).

                        Section 3.11      Article III Not To Prevent Events of Default or Limit Right To Demand Payment. The failure to make a payment pursuant to the Parent Guaranty by reason of any provision in this Article III shall not be construed as preventing the occurrence of a Default. Nothing in this Article III shall have any effect on the right of the Securityholders or the Trustee to make a demand for payment on the Parent Guarantor pursuant to its Parent Guaranty.

                        Section 3.12      Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article III, the Trustee and the Securityholders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 3.02 are pending, (2) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Securityholders or (3) upon the Representatives for the holders of Senior Indebtedness of the Parent Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Parent Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article III. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Parent Guarantor to participate in any payment or distribution pursuant to this Article III, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness of the Parent Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article III, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 of the Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article III.

                        Section 3.13      Trustee To Effectuate Subordination. Each Securityholder by accepting a Security authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Securityholders and the holders of Senior Indebtedness of the Parent Guarantor as provided in this Article III and appoints the Trustee as attorney-in-fact for any and all such purposes.

                        Section 3.14      Trustee Not Fiduciary for Holders of Senior Indebtedness of Parent Guarantor. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Parent Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Securityholders or the Company or any other Person, money or assets to which any holders of such Senior Indebtedness shall be entitled by virtue of this Article III or otherwise.

                        Section 3.15      Reliance by Holders of Senior Indebtedness of Parent Guarantor on Subordination Provisions.     Each Securityholder by accepting a Security acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Parent Guarantor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Securities, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE IV

Miscellaneous

                        Section 4.1      Notices. All notices and other communications pertaining to this Parent Guaranty or any Security shall be in writing and shall be deemed to have been duly given upon the receipt thereof. Such notices shall be delivered by hand, or mailed, certified or registered mail with postage prepaid (a) if to the Parent Guarantor, to Buffets Holdings, Inc., 1460 Buffet Way, Eagan, Minnesota, 55121, with a copy to the Company as provided in the Indenture for notices to the Company, and (b) if to the Holders or the Trustee, as provided in the Indenture. The Parent Guarantor by notice to the Trustee may designate additional or different addresses for subsequent notices to or communications with the Parent Guarantor.

                        Section 4.2      Parties. Nothing expressed or mentioned in this Parent Guaranty is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee and the holders of any Senior Indebtedness of the Parent Guarantor, any legal or equitable right, remedy or claim under or in respect of this Parent Guaranty or any provision herein contained.

                        Section 4.3      Governing Law. This Parent Guaranty shall be governed by the laws of the State of New York.

                        Section 4.4      Severability Clause. In case any provision in this Parent Guaranty shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

                        Section 4.5      Waivers and Remedies. Neither a failure nor a delay on the part of the Holders or the Trustee in exercising any right, power or privilege under this Parent Guaranty shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Holders and the Trustee herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Guarantee or at law, in equity, by statute or otherwise.

                        Section 4.6      Successors and Assigns. Subject to Section 2.2 hereof, (a) this Parent Guaranty shall be binding upon and inure to the benefit of the Parent Guarantor, the Trustee, any other parties hereto, the Holders and their respective successors and assigns and (b) in the event of any transfer or assignment of rights by any Holder, the rights and privileges conferred upon that party in this Parent Guaranty and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Parent Guaranty and the Indenture.

                        Section 4.7      Modification, etc. Subject to the provisions of, and except as otherwise provided in, Article 9 of the Indenture (including without limitation Sections 9.1 and 9.2 thereof), no modification, amendment or waiver of any provision of this Parent Guaranty, nor the consent to any departure by the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and consented to by the Trustee (with the consent of the Holders of at least a majority of the Securities if required by Section 9.2 of the Indenture) and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given. No notice to or demand on the Parent Guarantor in any case shall entitle the Parent Guarantor or any other guarantor to any other or further notice or demand in the same, similar or other circumstances.

                        Section 4.8      Entire Agreement. This Parent Guaranty is intended by the parties to be a final expression of their agreement in respect of the subject matter contained herein and, together with the Indenture, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                        Section 4.9      Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

                        Section 4.10      Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

                        Section 4.11      Headings. The headings of the Articles and the sections in this Parent Guaranty are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

                        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BUFFETS HOLDINGS, INC.

By:	/s/ R. Michael Andrews Jr.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and
Chief Financial Officer

BUFFETS, INC.

By:	/s/ R. Michael Andrews, Jr.

Name:	R. Michael Andrews, Jr.
Title:	Executive Vice President and
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard H. Prokosch

Name:	Richard H. Prokosch
Title:	Vice President